Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 16, 2022, with respect to the consolidated financial statements of Radiopharm Theranostics Limited (the “Company”) and its subsidiaries (collectively, the “Group”) contained in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON AUDIT PTY LTD

Melbourne, Australia
April 14, 2023